AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _____________
                                                  REGISTRATION NO. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-1
                              AMENDMENT NUMBER 1 TO
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                             TELMARK WORLDWIDE, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                                                91-2074268
-------------------------------     -------------------------------     -------------------------------
(State or Other Jurisdiction of       (Primary Standard Industrial      IRS Employer Identification No.
Incorporation or Organization)          Classification Code No.)



                                 50 Johns Street
                          Johnstown, Pennsylvania 15901
                                 (814) 535-1400
               (Address, including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)



                                  Steven Swank
                              19941 Gulf Boulevard
                          Indian Shores, Florida 33785
                                 (727) 638-8864
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                   ----------

------------------------ ----------------------- ---------------------- ---------------------- ----------------
 Title of each class of       Amount to be          Proposed Maximum       Proposed maximum       Amount of
    securities to be           registered          offering price per     Aggregate Offering   Registration Fee
       registered                                         unit                  price
------------------------ ----------------------- ---------------------- ---------------------- ----------------
Common Stock,            2,110,000                 $0.004               $    8,440
par value $0.001

Class A Common Stock       150,000                     0
 Purchase Warrants
 exerxisable 90-180 days
 from the effective date
 of offering

Class A Common Stock       150,000                     0
 Purchase Warrants
 exerxisable 365-730 days
 from the effective date
 of offering

Common Stock               300,000                 $5.00                $1,500,000

Total                                                                   $1,508,440             $375.51
------------------ ----------------------- ---------------------- ---------------------- ----------------


[1] No exchange or over-the-counter market exists for Telmark Worldwide, Inc. common stock. Telmark Worldwide, Inc. has determined an estimate of $0.004 per share based on one-third of the principal amount, the par value, or stated value of the securities being registered (e.g., Registrant's book value at February 7, 2001, was $0.012 per share) solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.


[2] Pursuant to Rule 457(g) under the Securities Act of 1933, the registration fee is based on the common stock issuable upon the exercise of the Class A and B Common Stock Warrants and no separate fee is payable in respect of the Common Stock Warrants. The number of shares registered is not intended to be a prediction as to the future market price of our common stock upon conversion of warrants issuable.


[3] The Registrant's book value at February 7, 2001, was $0.012 per share and accordingly under Rule 457(f)(2), the filing fee is based on one-third of the principal amount, the par value, or stated value of the securities being registered.


[4] The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                                   Prospectus

                   ------------------------------------, 2001
                             Telmark Worldwide, Inc.
                                 50 Johns Street
                               Johnstown, PA 15901
                                 (814) 535-1400


We are offering to shareholders of Monogram Pictures, Inc. units , each consisting of one share of Common Stock, no par value (the "Common Stock"), and one Class A warrant and one Class B warrant (each a "Warrant" and collectively, the "Warrants") to purchase one share of Common Stock. Of the 150,000 Units being offered, the shareholders of Monogram Pictures Inc. would also be considered selling shareholders. We are distributing the shares at no cost to shareholders in exchange for obtaining control of the Company. We will not receive any money from the distribution and sale of any units or warrants by those shareholders of Monogram Pictures, Inc. We would receive money if the warrants are exercised.

Each Class A warrant entitles a Monogram Shareholder at any time after the date of this Prospectus from 90 days through 180 days, to purchase one share of Common Stock at a price of $5.00. The shares of Common Stock and the Warrants will be immediately and separately transferable upon issuance.

Each Class B warrant entitles a Monogram Shareholder at any time after the date of this Prospectus from 365 days through 730 days, to purchase one share of Common Stock at a price of $5.00. The shares of Common Stock and the Warrants will be immediately and separately transferable upon issuance.

Additionally, we are registering 2,410,000 Shares of Common Stock to be sold by current shareholders and Monogram shareholders together with any warrants, at a price as determined. The price per share was arbitrarily determined by management and bears no relationship to book value or other methods of valuing stock.


This is a first offering of common stock by selling shareholders of Telmark Worldwide, Inc. Only current shareholders are able to sell shares if they wish and no shares are being sold by Telmark Worldwide, Inc. The shares of Telmark Worldwide, Inc. are not listed on any securities exchange. None of the monies received from the sale of stock in this offering will go to Telmark Worldwide, Inc. The proceeds from the exercise of A warrants and B warrants will go to Telmark Worldwide, Inc.


This Prospectus is part of a registration statement that permits some shareholders to sell their shares when this Prospectus is declared effective. Telmark Worldwide, Inc. will keep the registration statement, of which this prospectus forms a part, current until___________________ , 200 .


See "Risk Factors" on page 5 for factors to be considered before investing in the shares of our common stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense. You should rely only on the information contained in this document. No one has been authorized by Telmark Worldwide, Inc. to provide you with information that is different.

                                TABLE OF CONTENTS

Summary of Offering                                                          5
Risk Factors                                                                 5
Use of Proceeds                                                              8
Determination of Offering Price                                              9
Dilution                                                                     9
Selling Shareholders                                                         9
Plan of Distribution                                                        10
Our Stock                                                                   10
Our Business                                                                11
Our Property                                                                12
Legal Proceedings                                                           12
Market Price of and Dividends on Capital Stock and Related Stockholder
     Matters                                                                13
Financial Statements                                                        13
Selected Financial Data                                                     14
Management's Discussion and Analysis of Financial Condition and Results of
     Operations                                                             14
Changes in and Disagreements with Accountants                               17
Directors and Executive Officers                                            17
Executive Compensation                                                      18
Security Ownership of Certain Beneficial Owners and Management              19
Certain Relationships and Related Transactions                              19
Disclosure of Commission Position on Indemnification for Securities Act     20
Legal Matters                                                               20
Experts                                                                     20
Additional Information                                                      20
Information Not Required in Prospectus                                      21

                                     SUMMARY

THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL STATEMENTS AND THEIR RELATED NOTES.

Our Company

We were incorporated on September 14, 2000 in the state of Nevada. On September 26, 2000, we merged with Borco Equipment Company, Inc., a Pennsylvania corporation.


We manufacture and distribute dump and lowboy trailers world wide under the trade name "Borco". Currently about 75% of our sales occur within the United States and the remaining 25% occur in Mexico, South America, the Carribbean region, Europe, Iceland and Russia. A dump trailer has four sides and hauls gravel. A low boy trailer is a trailer that is built low to the ground and carries other equipment. Low boy trailers have a flat bottom and no sides.


Borco Trailers are built in western Pennsylvania. We offer many standard features in our trailers that our competition offers as options. We have standard and custom built models; we also build replacement bodies and frames for all makes of trailers.

Our line of trailers includes, full frame, quarter frame, and frameless dumps. We also build lowboys, detachable ground bearing and non-ground bearing, single drops with beavertail and double drops all with capacities from 25 ton to 100 ton.

Our parts lines consist of axles, wheels, hubs cylinders, and all different suspensions.


The first part of this Prospectus is to register the issuance of units to the shareholders of Monogram Pictures, Inc. The units are composed of common stock, Class A warrants and Class B warrants. The second part of this Prospectus is to allow the selling shareholders to sell their stock and warrants.

This Prospectus does not raise any money for Telmark Worldwide, Inc.. We will not receive any of the proceeds from the sale of those shares being offered. It is for the benefit of shareholders desiring to make offers and sales of their stock. When this Registration statement is declared effective by the Securities and Exchange Commission (SEC) these shareholders will have the option of selling their shares to another individual without a broker/dealer or through a broker/dealer or other intermediary if a public market exists. We would receive proceeds from any warrants that are exercised. We may have to change this Prospectus to reflect later events and comply with Federal or State securities laws.


RISK FACTORS


You should carefully consider the following risk factors and all other information contained in this Prospectus before you decide to invest in our common stock. There is a great deal of risk involved. Any of the following risks could affect our business, its financial condition, its potential profits or losses and could result in you losing your entire investment if our business became insolvent.


The risks and uncertainties described below are all of the material risks of which we are aware.


1. Our management owns 98% of the issued and outstanding stock of our company and could use that control to make decisions which are in their own interest and not in the interest of the other shareholders.

Our management effectively controls Telmark Worldwide, Inc. through the stock it owns. They could use that control to make certain decisions and affect certain transactions that are to management's advantage at the expense of the other shareholders. For example, a business combination could be negotiated that would retain members of the management team as highly paid employees of the resultant company. The potential dilution which could result to other shareholders could substantially decrease the value of their stock.

2. Telmark Worldwide, Inc. may make decisions with which shareholders might not agree. Management may decide to invest capital in other companies, acquire another company or combine efforts with another company.


We have made no investments in other companies; however, we may do so in the future. We have not talked with any other organizations about combining our efforts. We cannot guarantee that these types of talks may not take place some time in the future. If we acquire an asset or enter into a business combination, this would likely include exchanging a large amount of Telmark Worldwide, Inc. common stock, which could dilute the ownership interest of present stockholders.

The Bylaws of Telmark Worldwide, Inc. give the Board of Directors the right to enter into any contract for the Company without ratification by the shareholders. Therefore, management could decide to make an investment (buy shares, loan money, etc.) without shareholder approval.

If management decides to merge with or acquire another company, Nevada Revised Statutes Section 92A.120 provides that a vote of the shareholders be held to approve or disapprove the transaction. However, according to Nevada Revised Statutes Section 92A.130, under the following conditions a vote would not be necessary:

         a. The Articles of Incorporation of Telmark Worldwide, Inc. remain the same;
         b. No shareholder of Telmark Worldwide, Inc. would have fewer shares after the merge or acquisition than they had before; and,
         c. The shares exchanged do not amount to over 20% of the total issued and outstanding shares after the merger or acquisition.


Even if shareholders are consulted, the management group has enough votes to insure that any action they might take would be endorsed by a majority of the voting shares.

3. Management can take almost any action without Stockholder approval under Nevada law and this could be detrimental to shareholders.

Examples of actions which could be not in the best interest of current shareholders which management can take without their approval include:


         a. Increase salaries;
         b. Give stock options;
         c. Indefinitely delay shareholder meetings;
         d. Vote stock and cash bonuses;
         e. Issue additional shares; and,
         f. Conduct public offerings or private placements.


4. The Company may not be able to compete in the industry resulting in failure.


Competition is growing in our industry and investors should consider this when making an investment in Telmark Worldwide, Inc. The more competitors that we have could result in not attracting enough new customers or, possibly, loosing enough existing customers to make us unprofitable or, potentially, insolvent, and have a negative affect on the price of our stock.


5. We have no employment contracts or agreements with Directors and Officers. If any of these individuals left our company our business could be detrimentally affected.

Telmark Worldwide, Inc. depends on John Bortoli, James Kowalczyk and Steven Swank to continue to work and develop our business. At this time we do not have an employment agreement with Mr. Bortoli, Mr. Kowalczyk or Mr. Swank. We cannot be sure that they will continue to manage our affairs in the future. If we should lose the services of one or all of the officers and directors, or if one or more should decide to join a competitor or otherwise compete with Telmark Worldwide, Inc. this could have a negative affect on the business and could cause the price of your stock to decline.

6. Future stock distributions could be structured in such a way as to be detrimental to existing shareholders.

If Telmark Worldwide, Inc. raises additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of its common stock. If common stock is issued in return for additional funds, the price per share could be lower than that paid by present stockholders. The result of this would be a lessening of each present stockholder's relative percentage interest in Telmark Worldwide, Inc. This condition is often referred to as "dilution".

Telmark Worldwide, Inc. may consider a future financing that, because of the size of the related stock issuance, could result in a majority of the voting power being transferred to the new investor (s). The result would be that the new shareholder (s) would control Telmark Worldwide, Inc. and persons unknown could replace current management. It is uncertain whether any such replacement would continue to implement Telmark Worldwide, Inc. current business plan.

7. Large stockholders of Telmark Worldwide, Inc. could sell their shares resulting in a change of control and/or direction which could be detrimental to other shareholders.


Telmark Worldwide, Inc. significant shareholders, namely the President, John Bortoli, and the Secretary, Steven Swank and other large shareholders could sell their shares to an outside party, resulting in a change in control of the Company and a change in business direction. If this occurs, the remaining holders of shares of Telmark Worldwide, Inc. stock could be affected adversely as a new control group could reverse-split the stock, effectively eliminating the small shareholders.

The following is a list of large shareholders and the percentage of the issued and outstanding shares that they own:

Name                                 Number of Shares        Percentage Owned

John Bortoli                                3,500,000                   64.8%
Steven Swank                                1,500,000                   27.8%
Charles Kiefner                               300,000                    5.6%

Major shareholders as a group               5,300,000                   98.2%


8. There is no liquidity for the common stock of our company and it could be extremely difficult for shareholders to sell their stock if they so desire.

Owing to the low price of our securities many brokerage firms may not be willing to deal in the securities. Even if a purchaser finds a broker willing to make a transaction in Telmark Worldwide, Inc. common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for loans. Thus, a purchaser may be unable to sell or otherwise realize the value invested in Telmark Worldwide, Inc. stock.

9. The trading market price of Telmark Worldwide, Inc. common stock may decline below the price at which it was sold by selling stockholder (s).

If a market should develop, the price may be highly volatile. In addition, an active public market for Telmark Worldwide, Inc. common stock may not develop or be sustained. If selling stockholders sell all or substantial amounts of their common stock in the public market (see "Selling Stockholders"), the market price of our common stock could fall.

10. The common stock of our company is a penny stock and SEC rules on penny stocks could affect your ability to re-sell Telmark Worldwide, Inc. stock.

The securities of Telmark Worldwide, Inc. when available for trading, will be subject to the Securities and Exchange Commission rule that imposes special sales practice requirements upon broker/dealers that sell such securities to other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means:

         institutions with assets exceeding $5,000,000

         individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 or that, combined with a spouses income, exceeds $300,000.

For transactions covered by the rule, the broker/dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of the Company's securities to buy or sell in any market that may develop.

Under Rule 15g(2) a broker/dealer wishing to transact a sale of a penny stock must supply a document to the potential buyer that:

1)       contains a description of the nature and level of risk;
2) Outlines the broker's or dealer's duties to the purchaser and of the rights and remedies available with respect to violations of such duties and other requirements of Federal Securities law;
3)       Defines significant terms used in the disclosure document; and
4) Contains such other information in the proper form of language, type size and format as the Commission might require.

Under Rule 15 (g) (3) a broker/dealer must:


1) reveal the bid and ask price of the securities in question and reveal any other useful and reliable information concerning the securities.
2) Disclose the number of shares to which the bid and ask prices apply and any other information available concerning the liquidity of the securities.
3) Reveal the amount of compensation to be received in connection with the transaction.
4) Provide the client with penny stocks in their account with a monthly statement showing the market value of the stock or stating that a market value cannot be determined because firm quotes are not available.

11. Our independent auditor believes that there is substantial doubt about the Company's ability to continue as a going concern.

The independent accountants have rendered a going concern opinion on the accompanying financial statements. Continuation of an entity as a going concern is assumed in financial reporting in the absence of significant information to the contrary. Ordinarily, information that significantly contradicts the going concern assumption relates to the entity's inability to continue to meet its obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

The Company has total liabilities in excess of total assets, and current liabilities in excess of current assets. Due to these factors, the independent auditor believes that there is substantial doubt about the Company's ability to continue as a going concern. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently taken to revise the Company's operating and financing requirements provide the opportunity for the Company to continue as a going concern.

12. We have a large liability in the amount of $423,473. A liability of this size relative to the size of our company poses a large investment risk to potential buyers of our stock.


USE OF PROCEEDS


This Prospectus is part of a Registration statement that issues units to the shareholders of Monogram Pictures, Inc. and also permits selling shareholders to sell their shares in the future. Because this Prospectus is solely for the purpose of exchanging units and selling shareholders, Telmark Worldwide, Inc. will not receive any proceeds from the sale of stock being offered. The Company may; however, receive up to $1,500,000 from the proceeds of the exercise of the A warrants and B warrants if the holders of these warrants choose to exercise them. We expect to use such net proceeds, if any, for working capital and to pay existing indebtedness owned for xxxxxxxxxxxx in the amount of $xxxxxx. We have agreed to bear the expenses relating to the registration of the units and shares, other than brokerage commissions and expenses, if any, which will be paid by the selling stockholders.

All other stockholders will be able to sell any or all of their shares or units at any time they can locate a buyer.


DETERMINATION OF OFFERING PRICE

This offering is for the purpose of allowing us to distribute units to the shareholders of Monogram Pictures, Inc. and allowing selling shareholders to sell their stock. or units. The selling shareholders may sell their shares and units when the Registration statement becomes effective or they may elect to sell some or all of their shares at a later date as long as this Registration statement is effective and assuming a market exists. We will need to file an amended Prospectus to reflect later events and comply with Federal and State securities laws. The exercise price of the warrants is based on an agreement with Monogram Pictures, Inc. requiring a $5.00 per share exercise price.


DILUTION

This offering is for sales of stock by existing Telmark Worldwide, Inc. shareholders upon the effective date of this prospectus or in the future. Sales of common stock by shareholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. If the warrants are exercised, there will be a change in net tangible book value per share, for payments made by warrant holders. As of February 7, 2001, assuming no exercise or value of the warrants, the current net tangible book value of the common stock is: $ 0.012 per share.


Prospective investors should be aware, however, that the price of Telmark Worldwide Inc. shares was determined arbitrarily by management and selling shareholders and does not bear any relationship to net tangible book value per share. The price received by selling stockholders and paid by purchasing investors will be determined by supply and demand. If the demand or the common stock of Telmark Worldwide Inc. exceeds the available supply, the price will tend to go up. Conversely, if the supply exceeds the demand, the price will tend to go down. In both of the above cases the change in price may have no relation to the book value of the company or its profits or losses.

SELLING SHAREHOLDERS

The following are the shareholders for whose accounts the shares are being offered; the amount of securities owned by each shareholder before this offering; the amount to be offered for the account of each shareholder and the amount and percentage of the company owned by each shareholder following completion of the offering:

Name                     Position with      Number of Shares    Number of Shared    Number of Shares     Percent Owned
                            Company              Owned              Offered        After Offering (1)    After Offering

John Bortoli             President                  3,500,000           1,250,000           2,250,000             65.8
Steven Swank             Secretary Treasurer        1,500,000             500,000           1,000,000             26.3
Charles Kiefner 1             None                    300,000             150,000             150,000              7.9
David Hastings 2              None                     25,000              25,000                   0                0
Brett Bortoli 3               None                      5,000               5,000                   0                0
Charles A. Cleveland          None                     20,000              20,000                   0                0
Alexander B. Korelin          None                     10,000              10,000                   0                0
Shareholders of               None          150,000, together   150,000  together                   0                0
----------
1 Mr. Kiefner is a director and officer of Monogram Pictures, Inc. and owns approximately  3,717,417  shares of stock (or 16.7%) of Monogram Pictures, Inc.
2 Mr. Hastings is associated with us as an accounting consultant and adviser for the past three years.
3 Brett Bortoli is the son of our president, John Bortoli.

                                       9

Monogram Pictures,                           with Class A and     with  of  Class
Inc.                                           B Common Stock     A  and B Common
                                                  Warrants[2]     Stock warrants.


We have assumed that each shareholder listed above, will sell all of the shares available for sale. Shareholders are not required to sell their shares.

While we believe that the selling shareholders are all individuals and corporations that purchased their shares for investment purposes and without a view to distribution of the Registrant's securities, they may be considered to be underwriters as that term is defined in the Securities Act.

PLAN OF DISTRIBUTION


Exchange Transaction

We did enter into an Agreement and Plan of Reorganization, dated December 1, 1999, with Monogram Pictures, Inc. That Agreement was revised in May 2000, August 2000 and November 2000. The Agreement, as amended, provides that we will exchange 150,000 units (comprised of 150,000 shares of common stock, 150,000 Class A warrants and 150,000 Class B warrants) with the stockholders of Monogram Pictures, Inc. in return for obtaining control of the company by Borco Equipment Company. We have not yet distributed any of the units and will not distribute any of the units until we complete the Registration of those units under federal securities laws. Once registered, the units will be distributed proportionately to the shareholders of Monogram Pictures Inc.

Selling Shareholder Transaction

This is not an underwritten offering. This Prospectus is part of a registration statement that permits selling shareholders to sell their shares in the future. Selling shareholders may sell their shares to the public when this Registration statement becomes effective, or they may elect to sell some or all of their shares at a later date. Telmark Worldwide, Inc is committed to keeping the registration statement, of which this prospectus forms a part, current until__ _________ , 200_.


While the Registration statement is effective, selling shareholders may sell their shares directly to the public, without the aid of a broker or dealer, or they may sell their shares through a broker or dealer whether or not Telmark Worldwide, Inc. stock is authorized for inclusion on the OTC bulletin board. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction.


No public market currently exists for shares of Telmark Worldwide, Inc. common stock.


None of the selling shareholders will act in a promotional fashion or capacity during the effectiveness of this registration statement. They will not attempt to induce or recommend the purchase of the Registrant's stock by potential investors.

OUR STOCK

The following is a description of the material aspects of Telmark Worldwide, Inc. capital stock and the applicable provisions of Nevada law.


Telmark Worldwide, Inc. authorized capital consists of 100,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001. Immediately prior to this offering 5,400,000 shares of common stock were issued and outstanding. No preferred shares are issued and outstanding. After we complete this offering, there will be a total of 150,000 Class A warrants and 150,000 Class B warrants outstanding after we distribute 150,000 units to Monogram Pictures, Inc. shareholders.


Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Telmark Worldwide, Inc. common stock.


Preferred shares may be issued in Series; the terms and conditions of which are decided by Telmark Worldwide, Inc. Board of Directors. Our Bylaws allow the Board of Directors to set all the terms for preferred shares. Preferred shares may or may not be entitled to a dividend, may or may not have voting power and have preference (after debt) on any of the assets of Telmark Worldwide, Inc. in the event of windup or dissolution.


The above conditions for issuance of preferred shares are compatible with Sections 78.195 and 78.196 of Nevada Revised Statutes.

Because the holders of shares of Telmark Worldwide, Inc. common stock do not have cumulative voting rights, the holders of more than 50% of Telmark Worldwide, Inc. outstanding common shares can elect all of the directors if they so choose. In such event, the holders of the remaining shares will not be able to elect any directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. In the event of liquidation, dissolution or winding up of the affairs of Telmark Worldwide, Inc. common stock owners are entitled to receive, ratably, the net assets of Telmark worldwide, Inc. available to shareholders after payment of all creditors.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Telmark Worldwide, Inc. common stock are issued, the relative interests of existing shareholders may be diluted.

Description of Warrants


We will issue 150,000 Class A and 150,000 Class B Common Stock Warrants, to the shareholders of monogram Pictures, as of the close of business on _____________, 2000.

Each Warrant allows the owner to buy one share of Common Stock. The Class A Warrants can be exercised any time from 90 days until 180 days. The Class B Warrants can be exercised any time from 365 days until 730 days. If you exercise a Class A or Class B Warrant, you will have to pay $5.00 per share.


No portions of shares will be issued when the Warrants are exercised.

There are no voting rights held by a Warrantholder.

We will authorize and reserve for sale the stock you can purchase upon exercise of the Warrants. In addition, we will not pay any fees to anyone for the exercise of the warrants.

OUR BUSINESS

You should not rely on forward-looking statements.

This Prospectus contains forward looking statements that involve risks and uncertainties. The words "anticipates", "believes", "plans", "expects", "future", "intends", "will", "would", "could" "hopes" and similar expressions identify forward looking statements. Actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

Telmark Worldwide, Inc. was incorporated under the laws of the State of Nevada on September 14, 2000. On September 26, 2000 we merged with Borco Equipment Company, Inc. Borco Equipment Company, Inc. was incorporated under the laws of the State of Pennsylvania on January 1, 1991. We are operational and our activities consist of manufacturing and distributing trailers under the name "Borco".


Borco Trailers are built in western Pennsylvania. Our location, labor force, and experience have enabled us to build and supply our trailers at a price savings of hundreds of dollars under the average retail cost. For example, we can build a trailer for an average cost of $21,700. Additionally, most of our competitors are unionized and this results in added labor costs. We are non-union together with a low-overhead location. We offer many standard features in our trailers that our competition offers as options. We have standard and custom built models; we also build replacement bodies and frames for all makes of trailers.


Our trailers are manufactured with top quality components including: axles by Dana Spicer, Ingersoll, Rockwell and Dexter; suspension systems by Hutch, Page, Hendrickson Turner, Reyco and Watson Chalin; hydraulic hoists by Custom and Commercial Intertech; and, lighting systems by Truck Lite.


Our line of trailers includes, full frame, quarter frame, and frameless dumps. We also build lowboys, detachable ground bearing and non-ground bearing, single drops with beavertail and double drops all with capacities from 25 ton to 100 ton. Out parts lines consists of axles, wheels, hubs, cylinders and all different suspensions.

Manufacturing Facilities and/or Arrangements

The Company manufactures most of our products through a licensing agreement with International Trailers, Inc., a company which is not affiliated with us. The licensing agreement is oral, with no term, and can be terminated at any time. We have a credit line established with our creditors and banks, and pay International Trailers as funds are received.


Sales and Marketing

Our marketing strategy in the past was to concentrate sales efforts to the end user; consequently, our current dealer base is very small. We plan to expand the number of our dealers in 2001 by hiring outside sales representatives to call on dealers who sell trailers in an effort to have them carry our products. In the past, our only sales force consisted of inside telephone representatives. We believe that by hiring outside sales representatives we can increase our business over the next two years. We are also looking to acquire other small companies in the trailer industry to increase our overall market share.


We market our products to end users utilizing the following methods:

     a.  Web Site

     b.  Corporate Brochure

     c.  Advertisements in Industry Trade Publications

     d.  Trade Shows

     e.  Auctions

Our budget for the above work is approximately $4,600 for the last year.

Right now, about 25% of our business comes from outside the United States. We plan to increase this level of business by establishing new dealers overseas. Our primary sales overseas come from Dominican Republic. No sales to any foreign country constitute more than 10% of our total sales.


Customers:


Currently, the majority of our customers or 94.5% are end users of our products; however, a small amount of our business, 5.5%, does come from dealers.


Because of where our sales come from, we believe that our customers represent a niche market which consists of people who want a very heavy duty trailer, used primarily for demolition, with very heavy gauged steel used on both the sides and the floor. This niche market consists of people who specifically want a trailer for hauling heavy items. Based on the repeat business that we have experienced, we believe that our customers are long term. Because they usually trade in their old trailers for new ones, part of our sales inventory consists of these used trailers which we have refurbished.

Our competitors include Stecon Trailers and Dorcey Trailers. Our Company favorably competes on the basis of price and quality of materials. We are able to compete favorably on price in that our labor costs are lower than the industry average because our labor force in not unionized.


Employees:

We currently have eight employees who work at our plant in Johnstown, Pennsylvania.


Relationship to Monogram Pictures and Its Shareholders

There is no business arrangement with Monogram Pictures, Inc., a Nevada Corporation. f/k/a Definition Technologies, Inc.. We did enter into an Agreement and Plan of Reorganization, dated 12/1/99, with Monogram Pictures, Inc. That Agreement was revised in May 2000, August 2000 and November 2000. The Agreement, as amended, provides that we will exchange 150,000 units (comprised of 150,000 shares of common stock, 150,000 Class A warrants and 150,000 Class B warrants) with the stockholders of Monogram Pictures, Inc. in return for obtaining control of the company by Borco Equipment Company.


Available Information:

Telmark Worldwide, Inc. has filed with the Securities and Exchange Commission a Registration statement on Form SB-2 with respect to the common stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration statement, does not contain all of the information set forth in the Registration statement or the exhibits and schedules which is part of the Registration statement. For further information with respect to Telmark Worldwide, Inc. and its common stock, see the Registration statement and the exhibits and schedules thereto. Any document Telmark Worldwide, Inc. files may be read and copied at the Commission's public reference rooms at 450 Fifth Street, NW, Washington, D.C.; 7 World Trade Center, Suite 1300, New York, NY; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, IL. Please call the Commission at 1 -800-SEC-0330 for further information about the public reference rooms. Telmark Worldwide, Inc. filings with the Commission are also available to the public from the Commission's Website at http://www.sec.gov. Upon completion of this offering, Telmark Worldwide, Inc. will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Website of the Commission referred to above.

OUR PROPERTY


We maintain an administrative office at 19941 Gulf Boulevard Indian Shores, Florida 33785 for which the rent is $1,079 per month. The office space is also the residence of Steven Swank, Secretary/Treasurer of the Company. No lease arrangements exist.

Our main facility is located in Johnstown, Pennsylvania at 50 Johns Street. This facility is located on one and one half acres of land and is a 16,000 square foot brick building with 5,000 square feet of offices. The building is owned by our President, John Bortoli. We pay him $1,609.00 per month for use of the facility. At one time all of our manufacturing was done at this facility; however, it is now used for refurbishing and reconditioning dump trailers. All of our manufacturing is now done at an 80,000 square foot plant located about fifty miles away from our Johnstown facility. This plant manufactures and assembles our new dump and lowboy trailers by individual purchase order.


LEGAL PROCEEDINGS


Telmark  Worldwide,   Inc.  is  not  a  party  to  any  material  pending  legal proceedings, and none of its property is the subject of a pending legal proceeding. Further than on-going federal excise tax investigations by the Internal Revenue Service, the officers and directors know of no legal proceedings against us or contemplated by any governmental authority. The investigation by the Internal Revenue Service are only as to us and not any officer or director.

MARKET PRICE OF, AND DIVIDENDS ON, CAPITAL STOCK AND OTHER SHAREHOLDER MATTERS

No established public trading market exists for Telmark Worldwide, Inc. securities. Telmark Worldwide, Inc. has no other securities convertible into its common equity. There is no common equity that could be sold pursuant to Rule 144 under the Securities Act. Except for this offering, there is no common equity that is being, or has been proposed to be, publicly offered.


As of November 15, 2000, there were 5,400,000 shares of common stock outstanding, held by 7 shareholders of record (not including shareholders of Monogram Pictures, which is believed to be in excess of 1,300 shareholders). Upon effectiveness of the Registration statement that includes this Prospectus, 2,410,000 of Telmark Worldwide, Inc. outstanding shares will be eligible for resale (assuming exercise of the warrants). To date Telmark Worldwide, Inc. has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon Telmark Worldwide, Inc. future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.


INDEX TO FINANCIAL STATEMENTS


Telmark Worldwide, Inc., Audited Financial Statements

Report of Certified Public Accountants                                 F-1
Balance Sheet                                                          F-2
Statement of Operations                                                F-3
Statement of Stockholders' Equity                                      F-4
Statement of Cash Flows                                                F-6
Notes to Financial Statements                                       F-7 - F-13

Telmark Worldwide, Inc., Unaudited Financial Statements

Unaudited Balance Sheets as at Sept. 30, 2000 and Sept. 30, 1999       F-14
Unaudited Statement of Operations for the Nine Month
     Periods Ended September 30, 2000 and September 30, 1999           F-15
Unaudited  Statements of Cash Flows for the Nine Month Periods
     Ended Sept. 30, 2000 and Sept. 30, 1999                           F-16

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)

                             Johnstown, Pennsylvania

                                  AUDIT REPORT

                           DECEMBER 31, 1999 AND 1998

                                 C O N T E N T S


Independent Auditors' Report . .. . . . . . . . . . . . . . . . . . . . . F-1

Balance Sheets at December 31, 1999 and 1998. . . . . . . . . . . . . . .F-2-F3

Statements of Operations For the Years Ended December 31, 1999 and 1998. . F4

Statements of Stockholders' Equity For the Years Ended December 31, 1999
     and 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F5

Statements of Cash Flows For the Years Ended December 31, 1999 and 1998 . F6-F7

Notes to the Financial Statements . . . . . . . . . . . . . . . . . . . . F8-F13

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Telmark Worldwide, Inc.
Johnstown, PA 15901

We have audited the accompanying balance sheets of Telmark Worldwide, Inc. (formerly Borco Equipment, Inc.) (the Company), as of December 31, 1999 and 1998, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has total liabilities in excess of total assets, and current liabilities in excess of current assets. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do no include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


Clancy and Co., P.L.L.C.
Phoenix, Arizona
August 22, 2000 except Note 10, which is dated as of September 26, 2000

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

ASSETS                                                             1999               1998
------                                                         ------------       ------------
Current Assets
   Inventory (net of valuation allowance of $75,228) (Note 3)  $   199,900        $   175,531

Fixed Assets, Net (Note 4)                                          38,534             50,909

Other Assets
   Security Deposits                                                 1,150              1,150
   Officer Loans (Note 5)                                          130,626             91,193
                                                               ------------       ------------
Total Other Assets                                                 131,776             92,343
                                                               ------------       ------------

Total Assets                                                   $   370,210        $   318,783
                                                               ===========        ============



















                                       F-2

LIABILITIES AND STOCKHOLDER'S EQUITY                               1999               1998
------------------------------------                           ------------       ------------
Current Liabilities
   Checks Issued in Excess of Cash                              $    6,339        $   100,116
   Line of Credit, Bank (Note 6)                                    85,516             98,464
   Notes Payable, Bank (Note 7)                                      5,885             10,234
   Accounts Payable                                                423,473            206,003
   Accrued Liabilities                                             164,300            205,093
   Capital Lease Obligation (Note 8)                                     0              2,631
                                                               ------------       ------------
Total Current Liabilities                                          685,513            622,541

Long-Term Liabilities
   Notes Payable, Bank (Note 7)                                      1,180              7,066
                                                               ------------       ------------

Total Liabilities                                                  686,693            629,607

Contingencies and Commitments (Notes 6-9)

Stockholders' Equity
   Common Stock, Authorized 10,000 Shares of No Par Value,
Issued and Outstanding 10,000                                       10,000             10,000
   Additional Paid In Capital                                        7,917              7,917
   Retained Earnings (A Deficit)                                  (334,400)          (328,741)
                                                               ------------       ------------
Total Stockholder's Equity (A Deficit)                            (316,483)          (310,824)
                                                               ------------       ------------

Total Liabilities and Stockholder's Equity                     $   370,210        $   318,783
                                                               ============       ============


                    The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Year Ended, December 31:                                    1999                1998
                                                        -----------         -----------

Revenues                                               $  3,086,741        $  2,787,192
Cost of Revenues                                          2,767,576           2,606,961
                                                        -----------         -----------
Gross Profit                                                319,165             180,231

Operating Expenses
   General and Administrative Expenses                      258,806             273,850
                                                        -----------         -----------

Operating Income (Loss)                                      60,359             (93,619)

Other Income (Expense)
   Interest Income                                            2,674                   0
   Interest Expense                                          (6,485)             (9,739)
                                                        -----------         -----------
Total Other Income (Expense)                                 (3,811)             (9,739)
                                                        -----------         -----------

Net Income (Loss)                                      $     56,548         $  (103,358)
                                                        ===========          ==========

Basic Income (Loss) Per Common Share                   $       5.65         $   (10.34)
                                                        ===========          ==========

Weighted Average Number of Common Shares Outstanding         10,000              10,000
                                                        ===========          ==========










                    The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                               Common      Common       Additional Paid     Retained
                                Stock       Stock             in            Earnings
                               Shares      Amount           Capital        (A Deficit)         Total
                               ------                        -------         ---------          -----
Balance, December 31, 1997     10,000    $   10,000     $     7,917        $ (197,095)       $ (179,178)
Net Loss, December 31, 1998                                                  (103,358)         (103,358)
Shareholder Distributions                                                     (28,288)          (28,288)
                               ------    ----------     ------------       ----------        ----------
Balance, December 31, 1998     10,000        10,000            7,917         (328,741)         (310,824)
Net Income, December 31, 1999                                                  56,548            56,548
Shareholder Distributions                                                     (62,207)          (62,207)
                               ------    ----------     ------------       ----------        ----------
Balance, December 31, 1999     10,000    $   10,000     $      7,917       $ (334,400)       $ (316,483)
                               ======    ==========     ============       ==========        ==========










                    The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


Year Ended, December 31:                                             1999              1998
                                                                   --------          --------

Cash Flows From Operating Activities
   Net Income (Loss)                                              $  56,548        $ (103,358)
   Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided By Operating Activities
   Depreciation                                                      12,875            13,526
   Inventory Allowance                                                    0            75,228
   Write-Off of Advances                                                  0            37,286
   Changes in Assets and Liabilities
      (Increase) Decrease in Inventory                              (24,369)          (84,766)
      (Increase) Decrease in Accounts Receivable                          0            45,395
       Increase (Decrease) in Accounts Payable                      217,470           (26,263)
       Increase (Decrease) in Accrued Liabilities                   (40,793)           43,058
                                                                   --------          --------
   Total Adjustments                                                165,183           103,464
                                                                   --------          --------
Net Cash Flows Provided By Operating Activities                     221,731               106

Cash Flows From Investing Activities
   Purchase of Fixed Assets                                            (500)          (15,263)
   Advances to Others                                                     0            (8,413)
   Advances to Officers                                             (39,433)          (54,063)
                                                                   --------          --------
Net Cash Flows Used In Investing Activities                         (39,933)          (77,739)

Cash Flows From Financing Activities
   Increase (Decrease) in Checks Issued in Excess of Cash           (93,777)           64,548
   Net Advances (Repayments) Under Line of Credit, Bank             (12,948)           54,499
   Payments Under Notes Payable, Bank                               (10,235)           (9,316)
   Payments Under Capital Lease Obligations                          (2,631)           (3,810)
   Distributions to Stockholder                                     (62,207)          (28,288)
                                                                   --------          --------
Net Cash Flows Provided By (Used In) Financing Activities          (181,798)           77,633
                                                                   --------          --------

Increase in Cash and Cash Equivalents                                     0                 0
Cash and Cash Equivalents, Beginning of Year                              0                 0
                                                                   --------          --------
Cash and Cash Equivalents, End of Year                            $       0         $       0
                                                                   ========          ========


                                       F-6

Year Ended, December 31:                                             1999              1998
                                                                   --------          --------
Supplemental Information:
Cash paid for:
   Interest                                                       $   6,486         $   9,739
                                                                   ========          ========
   Income taxes                                                   $       0         $       0
                                                                   ========          ========

Noncash Investing and Financing Activities:
   Fixed Assets Acquired Under Capital Lease                      $       0         $    3,641
                                                                   ========          ========

                    The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

NOTE 1 - ORGANIZATION
         ------------

         Borco Equipment, Inc. (Borco or the "Company") was formed and organized under the laws of the State of Pennsylvania on May 20, 1991, with an authorized capital of 10,000 shares of no par value common stock.

         Borco is in the business of distributing lowboys, dumps and specialized trailers.

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company has total liabilities in excess of total assets, and current liabilities in excess of current assets. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently taken to revise the Company's operating and financing requirements provide the opportunity for the Company to continue as a going concern.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
         -------------------------------

         Method of Accounting
         --------------------
         The Company's financial statements are prepared using the accrual method of accounting.

         Cash and Cash Equivalents
         -------------------------
         The Company considers all highly liquid debt instruments with a maturity of three months or less when acquired to be cash and cash equivalents.

         Concentration of Credit Risk
         ----------------------------
         The Company maintains cash balances in excess of $100,000 at a local bank. The balance is insured by the Federal Deposit Insurance Corporation up to $100,000. The Company purchases all of its trailers for resale from one distributor and in one geographic region.

   Fixed Assets and Depreciation
   -----------------------------
         Fixed assets are stated at cost and are depreciated on accelerated methods over their estimated useful lives.

         Revenues
         --------
         Revenues are recognized when products are shipped. Certified funds are required before delivery.

         Income Taxes
         ------------
         The Company is an "S" Corporation, and therefore all taxable income or losses and available tax credits were passed from the corporate entity to the individual stockholders. It is the responsibility of the individual stockholders to report the taxable income or losses

NOTE 2 -
         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         and tax credits, and to pay any resulting income taxes. Thus, there is no provision for income taxes included in these financial statements.

         Use of Estimates
         ----------------
         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results may vary from the estimates that were assumed in preparing the financial statements.

         Per Share of Common Stock
         -------------------------
         Basic earnings or loss per share has been computed based on the weighted average number of common shares outstanding. All earnings or loss per share amounts in the financial statements are basic earnings or loss per share, as defined by SFAS No. 128, "Earnings Per Share." Diluted earnings or loss per share does not differ materially from basic earnings or loss per share for all periods presented. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value.

         Stock-Based Compensation
         ------------------------
         The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

         Capital Structure
         -----------------
         The Company has implemented SFAS No. 129, "Disclosure of Information about Capital Structure," effective January 1, 1998, which established standards for disclosing information about an entity's capital structure. The implementation of SFAS No. 129 had no effect on the Company's financial statements

         Comprehensive Income
         --------------------
         The Company has implemented SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998, which requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. The implementation of SFAS No. 130 had no effect on the Company's financial statements.

         -------------------------------------------

         Business Segment Information
         ----------------------------
         The Company has implemented SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective January 1, 1998. The implementation of SFAS No. 131 had no effect on the Company's financial statements.

         Pending Accounting Pronouncements
         It is anticipated that current pending accounting pronouncements will not have an adverse impact on the financial statements of the Company.

NOTE 3 - INVENTORY
         ---------

         Inventory at December 31, 1999 and 1998 of $199,900 and $175,531,
         respectively, consists principally of trailers held for resale. Inventory includes a valuation allowance of $75,228 which was charged to operations during the year ended December 31, 1998.

NOTE 4 - FIXED ASSETS
         ------------

         Fixed Assets consists of the following at December 31:

                                              1999             1998
                                           ----------       ----------
         Building and Improvements        $   28,229       $   28,229
         Machinery and Equipment             109,091          109,091
         Tractors and Trailers               123,550          123,550
         Vehicles                             45,775           45,275
         Furniture and Fixtures               21,498           21,498
                                           ----------       ----------
         Total                               328,143          327,643
         Less Accumulated Depreciation      (289,609)        (276,734)
                                           ----------       ----------
         Net Book Value                   $   38,534       $   50,909
                                           ==========       ==========

         Depreciation expense charged to operations during 1999 and 1998, was $12,875 and $13,526, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS
         --------------------------

         Officer loans of $130,626 and $91,193 at December 31, 1999 and 1998, respectively, represent advances to officers. These loans are unsecured, noninterest bearing, and due on demand.

         The Company leases warehouse space from its officers on a monthly basis at approximately $2,000 per month. Total rent charged to operations during 1999 and 1998 was $24,407 and $23,341, respectively.

NOTE 6 - LINE OF CREDIT, BANK
         --------------------

         The Company has a line of credit with a local bank dated March 12, 1996, for up to $100,000. The line is evidenced by a note and is due on demand. Interest is due monthly at the rate of prime plus one and one-half (1.5%) percent. Prime rate at December 31, 1999 and 1998 was 8.5% and 7.75%, respectively. Secured by first lien mortgage of $100,000 against real estate owned by the Company's two principle stockholders and personally guaranteed by such persons.

 NOTE 7 - NOTES PAYABLE, BANK
         --------------------

         Notes Payable, Bank consists of the following at December 31:

                                                               1999       1998
                                                              ------     ------
         Notes Payable, dated April 25, 1996, in the
         original amount of $25,925.04, due in 48 monthly
         installments of $651.29.  Maturity is April 25,
         2000.  Interest at 9.5% per annum.  Secured
         by a 1992 Lexus.                                    $ 2,555    $ 9,752

         Notes Payable, dated April 24, 1997, in the
         original amount of $12,025, due in 48 monthly
         installments of $300.71 each. Maturity is April
         24, 2001. Interest at 9.25% per annum. Right of
         setoff of all sums owing against any and all
         accounts the Company has with the bank.               4,510      7,548
                                                              ------     ------
         Total                                                 7,065     17,300
         Less Current Portion                                  5,885     10,234
                                                              ------     ------
         Notes Payable, Noncurrent Portion                   $ 1,180    $ 7,066
                                                              ======     ======

         Future minimum payments are due as follows at December 31:

         2000                                        $   5,885
         2001                                        $   1,180

 NOTE 8 - CAPITAL LEASE OBLIGATION
         --------------------

         The Company leases certain equipment under capital leases, which include a purchase option of $1.00 at the end of the lease terms and contains clauses for payment of real estate taxes and insurance. The leases are for periods of twelve (12) to thirty-six (36) months. Assets under capital lease as included in fixed assets are as follows at December 31:

          -----------------------------------

                                                1999          1998
                                              -------       -------
         Furniture and Fixtures              $  7,285      $  7,285
         Machinery and Equipment                3,946         3,946
                                              -------       -------
         Total                                 11,231        11,231
         Less Accumulated Depreciation          9,337         8,074
                                              -------       -------
         Net Assets                          $  1,894      $  3,157
                                              =======       =======

         Future minimum payments at December 31, 1998 are $2,631.

NOTE 9 - COMMITMENTS AND CONTINGENCIES
         -----------------------------

         Operating Leases - The Company leases vehicles under various noncancelable operating lease agreements which expire through March 2000. Lease expense charged to operations during 1999 and 1998 was $5,800 and $8,796, respectively.

         Future minimum rentals due as of December 31, 2000, are $1,575.

NOTE 10 - SUBSEQUENT EVENTS
         ------------------

         (1) On March 3, 2000, the Company entered into a line of credit agreement to borrow up to $120,000, with interest due monthly at the rate of one percentage point above prime per annum, (currently 8.75%), and due on demand. Secured by a first lien security interest against all machinery, equipment, and inventory of the Company. Personally guaranteed by the Company's two principle stockholders.

         (2) On September 26, 2000, Borco filed Articles of Merger with the States of Pennsylvania and Nevada merging Borco into Telmark Worldwide, Inc.(Telmark), a Nevada Corporation. The transaction results in a reverse acquisition. Borco is the continuing reporting entity for accounting purposes and Telmark is the acquirer for legal purposes. The authorized capital of Telmark is 5,000,000 shares of $0.001 par value preferred stock, and 100,000,000 shares of $0.001 par value common stock. On September 11, 2000, Definition Technologies, Inc. (DTI), a Texas Corporation, filed Articles of Merger with the States of Texas and Nevada merging DTI into Telmark.
         Upon the merger, the 10,000 shares of common stock outstanding of Borco were converted to 5,400,000 units of DTI common stock, and the current shareholders of Definition, Ltd. hold 150,000 units of DTI common stock.

         Each unit consists of one share of common stock, $0.001 par value, one Class A common stock purchase warrant, and one Class B common stock purchase warrant. Each Class A warrant entitles the holder to purchase one share of common stock at a price of $5.00, for a 180 day period, from 90 days until 180 days from the effective date of the merger. Each Class B warrant entitles the holder to purchase one share of common stock at a price of

          -----------------------------

$5.00, at any time from 365 days to 730 days from the effective date of the merger, which is November 1, 2000.

Prior to the merger, Borco was an "S" Corporation, and, therefore, all taxable income or losses and available tax credits were passed from the corporate entity to the individual stockholders. Following the merger, Borco accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                                 BALANCE SHEETS
                               SEPTEMBER 30, 2000
ASSETS
Current Assets
   Cash                                                           11,460
   Inventory (net of valuation allowance of $75,228) (Note 2)    270,300
                                                                 -------
Total Current Assets                                             281,760

Fixed Assets, Net (Note 3)                                        39,753

Other Assets
   Security Deposits                                               1,150
   Officer Loans                                                 106,426
                                                                 -------
Total Other Assets                                               107,576
                                                                 -------

Total Assets                                                     429,089
                                                                 =======


LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
   Line of Credit, Bank (Note 4)                                 181,366
   Notes Payable, Bank                                             2,324
   Accounts Payable                                              423,473
   Accrued Liabilities                                           143,961
                                                                 -------
Total Current Liabilities                                        751,124

Total Liabilities                                                751,124

Contingencies and Commitments

Stockholders' Equity
   Common Stock, Authorized 10,000 Shares of No Par Value,
Issued and Outstanding 10,000                                     10,000
   Additional Paid In Capital                                      7,917
   Retained Earnings (A Deficit)                                (339,952)
                                                                --------
Total Stockholders' Equity (A Deficit)                          (322,035)
                                                                --------

Total Liabilities and Stockholders' Equity                      $ 429,089
                                                                ========

The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                            STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Nine Months Ended September 30:                              2000                1999
                                                          ---------           ---------

Revenues                                               $  1,279,394        $  2,442,118
Cost of Revenues                                          1,071,305           2,077,495
                                                          ---------           ---------
Gross Profit                                                208,089             364,623

Operating Expenses
   General and Administrative Expenses                      151,422             182,159
                                                          ---------           ---------

Operating Income (Loss)                                      56,667             182,464

Other Income (Expense)
   Interest Expense                                          10,268               3,629
                                                          ---------           ---------

Net Income                                             $     46,399        $    178,835
                                                          =========           =========

Basic Income Per Common Share                          $       4.64        $      17.88
                                                          =========           =========

Weighted Average Number of Common Shares Outstanding         10,000              10,000
                                                          =========           =========

The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                            STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Cash Flows From Operating Activities
   Net Income                                                 $  46,399        $  178,835
   Adjustments to Reconcile Net Income to Net Cash
Provided By (Used In) Operating Activities
   Depreciation                                                   9,656             9,656
   Changes in Assets and Liabilities
      (Increase) Decrease in Inventory                          (70,400)           (3,530)
       Increase (Decrease) in Accrued Liabilities               (20,339)          (42,651)
                                                               ---------         ---------
   Total Adjustments                                            (81,083)          (36,525)
                                                               ---------         ---------
Net Cash Flows Provided By (Used In) Operating Activities       (34,684)          142,310

Cash Flows From Investing Activities
   Purchase of Fixed Assets                                     (10,875)             (500)
   (Advances) Repayments To/From Officers                        24,200           (31,664)
                                                               ---------         ---------
Net Cash Flows Provided By (Used In) Investing Activities        13,325           (32,164)

Cash Flows From Financing Activities
   Increase (Decrease) in Checks Issued in Excess of Cash        (6,339)              158
   Repayments Under Line of Credit, Bank                        (24,150)          (53,998)
   Advances Under Line of Credit, Bank                          120,000                 0
   Payments Under Notes Payable, Bank                            (4,740)           (6,717)
   Payments Under Capital Lease Obligations                           0            (2,631)
   Distributions to Stockholder                                 (51,952)          (46,958)
                                                               ---------         ---------
Net Cash Flows Provided By (Used In) Financing Activities        32,819          (110,146)
                                                               ---------         ---------

Increase in Cash and Cash Equivalents                            11,460                 0
Cash and Cash Equivalents, Beginning of Period                        0                 0
                                                               ---------         ---------
Cash and Cash Equivalents, End of Period                      $  11,460        $        0
                                                               =========         =========

Supplemental Information:
Cash paid for:
   Interest                                                   $  10,268        $     3,629
                                                               =========         ==========
   Income taxes                                               $       0        $         0
                                                              ==========         ========

The accompanying notes are an integral part of these financial statements.

                    NOTES TO THE INTERIM FINANCIAL STATEMENTS

Note 1.  Statement of Information Furnished
The accompanying unaudited interim financial statements have been prepared in accordance with Form 10QSB instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of September 30, 2000, the results of operations for the nine months ended September 30, 2000, and the statement of cash flows for the nine months ended September 30, 2000. These results have been determined on the basis of generally accepted accounting principles and practices and applied consistently with those used in the preparation of the Company's 1999 Annual Report included in its Registration Statement on Form S-1.

Certain information and footnote disclosure normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying financial statements be read in conjunction with the accompanying financial statements and notes thereto incorporated by reference in the Company's 1999 Annual Report included in its Registration Statement on Form S-1.

Note 2.  Inventory
Inventory of $270,300 consists principally of trailers held for resale and includes a valuation allowance of $75,228.

Note 3. Fixed Assets Fixed assets consist of the following:

         Building and Improvements          $    39,104
         Machinery and Equipment                109,091
         Tractors and Trailers                  123,550
         Vehicles                                45,775
         Furniture and Fixtures                  21,498
                                              ---------
         Total                                  339,018
         Less Accumulated Depreciation         (299,265)
                                              ---------
         Net Book Value                     $    39,753
                                              =========

Depreciation expense charged to operations during the nine months ended September 30, 2000, was $9,656.

Note 4.  Line of Credit
On March 3, 2000, the Company entered into a line of credit agreement to borrow up to $120,000, with interest due monthly at the rate of one percentage point above prime per annum, (currently 8.75%), and due on demand. Secured by a first lien security interest against all machinery, equipment, and inventory of the Company. Personally guaranteed by the Company's two principle stockholders. Outstanding balance as of September 30, 2000, is $120,000.

The outstanding balance on the Company's other line of credit is $61,366.

Note 5. Merger
On September 26, 2000, Borco filed Articles of Merger with the States of Pennsylvania and Nevada merging Borco into Telmark Worldwide, Inc.(Telmark), a Nevada Corporation. The transaction results in a reverse acquisition. Borco is the continuing reporting entity for accounting purposes and Telmark is the acquirer for legal purposes. The authorized capital of Telmark is 5,000,000 shares of $0.001 par value preferred stock, and 100,000,000 shares of $0.001 par value common stock. On September 11, 2000, Definition Technologies, Inc. (DTI), a Texas Corporation, filed Articles of Merger with the States of Texas and Nevada merging DTI into Telmark. Upon the merger, the 10,000 shares of common stock outstanding of Borco were converted to 5,400,000 units of DTI common stock, and the current shareholders of Definition, Ltd. hold 150,000 units of DTI common stock.

Each unit consists of one share of common stock, $0.001 par value, one Class A common stock purchase warrant, and one Class B common stock purchase warrant. Each Class A warrant entitles the holder to purchase one share of common stock at a price of $5.00, for a 180 day period, from 90 days until 180 days from the effective date of the merger. Each Class B warrant entitles the holder to purchase one share of common stock at a price of $5.00, at any time from 365 days to 730 days from the effective date of the merger, which is November 1, 2000.

Prior to the merger, Borco was an "S" Corporation, and, therefore, all taxable income or losses and available tax credits were passed from the corporate entity to the individual stockholders. Following the merger, Borco accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this Prospectus.

The Statement of Operations data set forth below for the years ended December 31, 1999 and 1998 and the balance sheet data as at December 31, 1999 and 1998 are derived from the audited financial statements of Telmark Worldwide, Inc. The Statement of Operations data set forth below for the periods ended September 30, 2000 and September 30, 1999 and the balance sheet data as at September 30, 2000 and September 30, 1999 are derived from the unaudited financial statements of Telmark Worldwide, Inc. as prepared by management.

The historical results are not necessarily indicative of results to be expected for any future period.

Statement of operations data:

                             9/30/99       9/30/00     12/31/99     12/31/98
                         (Unaudited)   (Unaudited)    (Audited)    (Audited)

Sales                    $2,442,118    $1,279,394    $3,086,741   $2,787,192
Net Income (Loss)          $178,835       $46,399       $56,548    ($103,358)

Basic Income (Loss) per      $17.88         $4.64         $5.65      ($10.34)
Common Share

Balance sheet data:
                             9/30/99       9/30/00     12/31/99     12/31/98
                         (Unaudited)   (Unaudited)    (Audited)    (Audited)

Total Assets                              $651,008     $370,210     $318,783

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements dated December 31, 1999 (audited) and 1998 (audited) and with our financial statements dated Sept. 30, 2000 (unaudited) and Sept.30, 1999 (unaudited).

Results of Operations - September 30, 2000 versus September 30, 1999 ------------------------------------------------------------------------ For the
nine months ended September 30, 2000, our revenues were $1,279,394 versus $2,442,118 for the nine months ended September 30, 1999, for a net decrease of $1,162,274. Our industry was directly affected by a 50% drop in the trucking industry and increased gas and oil rices during 2000. As a result, there has been less demand for our product and a significant decrease in our sales. This further resulted in decreased payroll and related expenses of approximately $33,000 and commission expenses of approximately $20,000 for the nine months ended September 30, 2000 versus the nine months ended September 30, 1999. Historically over the past three years, our sales were approximately $3,000,000 per yearv. Additionally, our gross profit percentages continue to approximate 10 to 15% over the past three years and through the interim date. As such, we don't consider the current period's activity to be indicative of our future operations.

Interest expense for the nine months ended September 30, 2000, was $10,268 versus $3,629, an increase of $6,639 as a result of interest fees incurred for advances under our line of credit by approximately $100,000 since December 31, 1999.

Net income for the nine months ended September 30, 2000, was $46,399 versus $178,835 for the nine months ended September 30, 1999, for a net decrease of approximately $132,000, which is a direct result of our decrease in sales.

Liquidity  and  Capital  Resources  -  September  30,  2000
-----------------------------------------------------------
Working capital at September 30, 2000 was a negative $469,364. Current liabilities primarily represents advances under line of credit of $181,366; accounts payable of $423,473, of which approximately $227,000 was paid as of February 2001; and accrued liabilities of $143,961, of which $142,423 represents Federal Excise Tax Withheld due.

Since September 30, 2000, we have not incurred any new debt and we have not entered into any significant leases or material commitments for capital expenditures. We have paid down our accounts payable by approximately $225,000 as of February 2001. If necessary, the Company's President and its Secretary and Treasurer have both verbally agreed to provide working capital funds to the Company as necessary for at least the next twelve months.

Results of  Operations - December 31, 1999 and December 31, 1998
----------------------------------------------------------------
During the year ended December 31, 1999 our revenues increased approximately $300,000 over the previous year ended December 31, 1998, or 10%. Gross profit margins increased approximately $140,000 from 1998 to 1999, which is primarily due a charge of $75,228 to costs of sales representing the set up of a reserve allowance against our inventory during 1998.

Net loss for 1998 was $103,358 versus net income for 1999 of $56,548, for a net increase of approximately $160,000, which is primarily due to the inventory reserve charged to operations during 1998 of $75,228 and other advances written off during 1998 of $37,286.


We believe that the changes which we made during 1999 which resulted in a higher level of sales and a lowering of all expenses will continue into the future. For the current fiscal year, Telmark Worldwide, Inc. anticipates incurring a profit.


Liquidity  and Capital  Resources  - December  31,  1999 and  December  31, 1998
--------------------------------------------------------------------------------
Working capital at December 31, 1999 was a negative $485,613 versus a negative working capital of $447,010 at December 31, 1998. Current liabilities at December 31, 1999, primarily represents accounts payable of $423,473, 90% of which is less than 90 days old, and of accrued liabilities of $164,300, of which $157,203 represents Federal Excise Tax Withheld due. Current liabilities at December 31, 1998, represents accounts payable of $206,003, 99% of which is less than thirty days old, and of accrued liabilities of $205,093, $200,451 of which represents Federal Excise Tax withheld payable and due. For both years, accounts payable represents amounts due to one distributor.

Cash provided by fiscal 1999 operating activities was $221,731. Material adjustments included $12,875 of depreciation; ($24,369) of increase in inventory; $217,470 of increase in accounts in accounts payable; and, ($40,793) in decrease in accrued liabilities.


Cash used by fiscal 1999 investing activities was ($500) which we used to purchase fixed assets and ($39,433) which we advanced to officers of the corporation.

Cash used by Fiscal 1999 financing activities was ($181,798). This consisted of a ($93,777) decrease in checks issued in excess of cash; ($12,948) repayments to our bank line of credit; ($10,235) which was paid under Notes Payable to our bank; ($2,631) paid under capital lease obligations; and, ($62,207) which was distributed to a stockholder.

Cash used by Fiscal 1998 investing activities was ($77,739). This consisted of ($15,263) which we used to buy fixed assets; ($8,413) which we advanced to employees; and, ($54,063) which we advanced to officers of the Company.

Cash used by Fiscal 1998 financing activities was ($77,633). This consisted of a $64,548 increase in checks which were issued in excess of cash; $54,499 which we received from net advances under our line of credit from the bank; ($9,316) which we paid under Notes Payable to the bank; ($3,810) which were payments for capital lease obligations; and, ($28,288) which we distributed to a stockholder.


We are currently involved in an on-going federal excise tax investigation conducted by the Internal Revenue Service. The investigation relates to possible criminal or civil liability. Our officers believe that the investigations can be successfully defended. However, if we are not successful we may have to pay significant taxes, plus interest and penalties, for underpaying federal excise taxes. We have included an accrued liability of $157,000, for our financial statements for December 31, 1999. We are the only ones who are the subject of the investigation. This could affect the liquidity of the Company.

Subsequent Events


On September 26, 2000, Borco entered into an "Agreement and Plan of Merger" with Telmark Worldwide, Inc. (Telmark), a Nevada Corporation, and the articles of merger were submitted to the States of Nevada and Pennsylvania. The plan of merger merging Borco into Telmark was effective upon filing of the Articles of Merger with the State of Pennsylvania, which was November 2, 2000. The authorized capital of Borco consists of 10,000 shares of common stock, $0.01 par value per share, of which 10,000 shares are issued and outstanding. The authorized capital of Telmark is 5,000,000 shares of $0.001 par value preferred stock , and 100,000,000 shares of $0.001 par value common stock, of which 1,000 shares are issued and outstanding. The acquisition is treated as a reverse acquisition as prescribed by Accounting Principles Board No. 16, "Business Combinations," because the shareholders of the company being acquired retained actual control of the resulting combined company. Borco is the continuing reporting entity for accounting purposes and Telmark is the acquirer for legal purposes. No other new shares of common stock or other securities of Borco shall be issuable. Upon the effective date of the merger, the equity section will reflect the recapitalization of the merger: historical stockholders' equity of the acquirer prior to the merger restated for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer's and acquirer's stock with an offset to additional paid in capital.

The exchange ratio used in this transaction was 5,400,000 shares of Telmark common stock for 10,000 shares of Borco common stock, or 540:1. Additionally, prior shareholders of Borco common stock hold 5,400,000 units of common stock of Telmark and Monogram Pictures, Inc. (a Nevada Corporation) shareholders hold 150,000 units of common stock of Telmark.

Each unit consists of one share of common stock, $0.001 par value, one Class A common stock purchase warrant, and one Class B common stock purchase warrant. Each Class A warrant entitles the holder to purchase one share of common stock at a price of $5.00, for a 180 day period, from 90 days until 180 days from the effective date of the merger. Each Class B warrant entitles the holder to purchase one share of common stock at a price of $5.00, at any time from 365 days to 730 days from the effective date of the merger, which is November 2, 2000.

Telmark Worldwide, Inc. was incorporated on September 14, 2000, under the laws of the State of Nevada with an authorized capital of 5,000,000 shares of $0.001 par value preferred stock, and 100,000,000 shares of $0.001 par value common stock.

On September 11, 2000, Telmark entered into an "Agreement and Plan of Merger," with Definition Technologies, Inc. (DTI), a Texas Corporation and a wholly owned subsidiary of Monogram Pictures, Inc. (formerly Definition Ltd.), a Nevada Corporation, and filed Aritcles of Merger with the States of Texas and Nevada merging DTI into Telmark. On December 1, 1999, Monogram Pictures entered into an agreement with DTI (now known as Telamark) and Borco to spin-off its subsidiary, DTI. Following the spin-off, current shareholders of Monogram Pictures held 150,000 units of common stock of Telmark at the effective time of the merger of Borco into Telmark. The authorized capital of Telmark is 5,000,000 shares of $0.001 par value preferred stock, and 100,000,000 shares of $0.001 par value common stock, of which 1,000 shares are issued and outstanding. The authorized capital of DTI consists of 100,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding. The effective date of the merger is the date all filings and recordings have been accomplished in the states of Nevada and Texas, which was October 26, 2000. Telmark is the surviving corporation for legal purposes and no other new shares of common stock or other securities of DTI shall be issuable. Each outstanding share of common stock of DTI was converted into one fully paid and nonassessable share of common stock of the surviving corporation.

Prior to the merger, Borco was an "S" Corporation, and therefore, all taxable income or losses and available tax credits were passed from the corporate entity to the individual stockholders. Following the merger, Borco accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

We entered into a number of material transactions including a merger with Borco Equipment Company because of the desire to expand our shareholder base as well as to enable the company to consider acquisitions of other companies to enhance our financial position. We also agreed to issue units to the shareholders of Monogram Pictures, Inc.. Monogram Pictures Inc. used to be our parent company. Neither transaction will affect us financially except if the warrants to be given Monogram Pictures Inc. shareholders are exercised.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


Clancy and Co., Certified Public Accounts, P.L.L.C. has served as Telmark Worldwide, Inc. independent auditor beginning in fiscal year 1998, and Telmark Worldwide, Inc. has not had any dispute with Clancy and Co., Certified Public Accounts, P.L.L.C. over accounting or financial disclosure.


DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each director and executive officer of Telmark Worldwide, Inc.:

Name                 Age      Position

John E. Bortoli      61       President & Director
James Kowalczyk      60       Vice President & Director
Steven Swank         60       Secretary/Treasurer & Director

John E. Bortoli became Telmark Worldwide, Inc. president and a director in September of 2000. For the past eighteen years he has been the president of Borco Manufacturing, the company that we merged with on September 26, 2000.

James Kowalczyk became Telmark Worldwide, Inc. vice president and a director in September of 2000. Prior to that he was the chief executive officer of International Healthcare Solutions of Clearwater, Florida, a position that he held since 1998. Before that he was the president of Systems Communications, also of Clearwater, Florida, a position that he held from 1996 until he joined International Healthcare Solutions in 1998. Before that he was a director of Builders Marketing Inc. of Pittsburgh, Pa., a positions that he held from 1987 until he joined Systems Communications.


Steven Swank became the secretary/treasurer and a director of Telmark Worldwide, Inc. in September of 2000. In addition to this, he is also currently the president of Specialty Marketing Ocean Exports, Inc., a position he has held since 1993. For the past five years Mr. Swank has been employed as consultant for Borco Equipment, Inc. for a yearly fee of approximately $8,000.


The directors named above will serve until the first annual meeting of Telmark Worldwide, Inc. shareholders. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. No employment agreements currently exist or are contemplated. There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

None of the directors and officers has any arrangements with each other regarding serving on the board. They are personal and business acquaintances.

With the exception of John Bortoli, the directors and officers of Telmark Worldwide, Inc. will devote their time to Telmark Worldwide, Inc. affairs on an "as needed" basis. As a result, the actual amount of time, which they will devote to Telmark Worldwide, Inc. is unknown and is likely to vary substantially from month to month.

EXECUTIVE COMPENSATION

With the exception of John Bortoli, who receives an annual salary of $39,000, no officer or director has received any remuneration from Telmark Worldwide, Inc. Although there is no current plan in existence, it is possible that Telmark Worldwide, Inc. will adopt a plan to pay or accrue compensation to its Directors and Officers for services related to the implementation of the concept and business plan. Telmark Worldwide, Inc. has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future. The Company does not have a policy established for non-cash remuneration or reimbursement for Directors and Officers.

Telmark Worldwide, Inc. has no employment contract or compensatory plan or arrangement with any executive officer. The directors currently do not receive any cash compensation from Telmark Worldwide, Inc. for their service as members of the board of directors. There is no compensation committee and no compensation policies have been adopted. See "Certain Relationships and Related Transactions."


SUMMARY COMPENSATION TABLE.

The following table provides information concerning the compensation earned by our Chief Executive Officer and Secretary, Treasurer for services rendered to us in all capacities during the our fiscal year ended December 31, 2000. We are required to disclose in the table the compensation we paid to our Chief Executive Officer and to any other executive officer of our company who was paid in excess of $100,000. These persons are referred to in this prospectus as "named executive officers." Because no executive officer of our company was paid more than $100,000 for any fiscal year, only the compensation paid by us to our Chief Executive Officer Secretary/Treasurer is included in the table.

                                 Annual
                              Compensation
Name and                     --------------          All
Principal            Fiscal                      Other Annual              Other
Position               Year  Salary   Bonus      Compensation           Compensation
-------------------  ------  -------  -----  ------------------------  ---------------
John Bortoli,        2000    $39,000      -        -
CEO                  1999    $39,000      -  $24,407 (warehouse Lease) $130,626 (loans)
                     1998    $39,000      -  $23,341 (warehouse Lease) $ 91,193 (loans)

Steven Swank         2000     $8,000      -
Secretary/Treasurer  1999     $8,000      -
Consultant           1998     $8,000      -

OPTION GRANTS IN THE LAST FISCAL YEAR.

No options were granted to our Chief Executive Officer or Secretary/Treasurer, our only named executive officers, for our fiscal year ended December 31, 2000. OPTION EXERCISES IN 2000 AND AGGREGATE OPTION VALUES AT DECEMBER 31, 2000.
No options were exercised by our Chief Executive Officer, our only named executive officer, during fiscal 2000, and, as of December 31, 2000, no unexercised options were held by our Chief Executive Officer.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of November 20, 2000, Telmark Worldwide, Inc. outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by Telmark Worldwide, Inc. to own beneficially, more than 5% of the Company's common stock and the shareholdings of all executive officers as a group.

Class     Name and Address                Shares Owned     Percentage of Class


Common    John Bortoli                       3,500,000           64.8%
          1130 Confer Avenue
          Johnstown, PA.  15905
Common    Steven Swank                       1,500,000           27.8%
          19941 Gulf Blvd.
          Indian Shores, FL 33785
Common    James T. Kowalczyk                    50,000              1%
          5 Country Club Drive
          East Bay Country Club
          Key Largo, FL 33771
Common    Charles Kiefner                      300,000            5.6%
          120 St. Croix Avenue
          Cocoa Beach, FL 32931


          All Officers and Directors
          As A Group                         5,350,000           99.1%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer or nominee for election as a director of Telmark Worldwide, Inc. and no owner of five percent or more of the outstanding shares or any member of their immediate family has entered into or has proposed any transaction in which the amount involved exceeds $10,000.00.


Our President has borrowed money from us at various times in 1999 and 1998. He borrowed approximately $-0- as of December 31, 2000; $130,626 as of December 31, 1999; and $91,193 as of December 31, 1998. All of the loans are treated as advances to Mr. Bortoli and are oral, unsecured, and have no stated interest rate.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Bylaws of Telmark Worldwide, Inc. provide that the Company will, absent a finding of negligence or misconduct in the performance of duty, indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits or proceedings against them on account of their being or having been directors or officers of Telmark Worldwide, Inc. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers or persons controlling Telmark Worldwide, Inc. and pursuant to the forgoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by the law firm of________________
______________________.

EXPERTS

Our financial statements for the period ended December 31, 1999 appearing in this prospectus which is part of a Registration Statement have been audited by Clancy & Company, P.C., and are included in reliance upon such reports given upon the authority of Clancy & Company, P.C., as experts in accounting and auditing

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form S-1 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock and warrants offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN Prospectus


Item 13. Other Expenses of Issuance and Distribution.

SEC registration fee                                        $

Printing and engraving expenses                             $   306

Attorneys' fees and expenses                                  x,xxx

Accountants' fees and expenses                               25,000

Transfer agent's and registrar's fees and expenses              xxx

Miscellaneous                                                   xxx

Total                                                          $XXX

Item 14. Indemnification of Directors and Officers.

Pursuant to Nevada law, a corporation may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the corporation, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

The bylaws of Telmark Worldwide, Inc., filed as Exhibit EX-3.(II)b provide that Telmark Worldwide, Inc. indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Telmark Worldwide, Inc., absent a finding of negligence or misconduct in office. The Company's Bylaws also permit Telmark Worldwide, Inc. to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Telmark Worldwide, Inc. has the power to indemnify such person against liability for any of those acts.

Item 15. Recent Sales of Unregistered Securities.


Set forth below is information regarding the issuance and sales of The Company's securities without registration during the past 3 years. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. No selling commission or other compensation was paid in connection with such transactions. All sales were made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act.

On May 20, 1991, Borco Equipment Company issued 5,000 shares of Common Stock to John Bortoli and 5,000 shares of Common Stock to Ann Marie Bortoli in exchange for assets on the formation of Borco Equipment Company. The shares of common stock issued were pursuant to an exemption to registration provided under
Section 4(2), of the Securities Act of 1933. No cash was received, but common stock for the formation of Borco Equipment Company. At the same time Mr. Bortoli was subsequently appointed to the Board of Directors and as President of the Company.

In August, 1999, Borco Equipment Company issued Charles Keifner, Brett Bortoli, and David Hastings a total of 330,000 shares of Common Stock in return for consulting services rendered on behalf of the Company. No certificates have as yet been issued. The shares of common stock issued were pursuant to an exemption to registration provided under Section 4(2), of the Securities Act of 1933. No cash was received. Brett Bortoli is the son of our President.

In August, 1999, Borco Equipment Company was authorized to issue James Kowalczyk and Steven Swank a total of 1,550,000 shares of Common Stock in return for consulting services rendered on behalf of the Company as officers and directors. No certificates have as yet been issued. The shares of common stock issued were pursuant to an exemption to registration provided under Section 4(2), of the Securities Act of 1933. No cash was received. Messrs. Kowallzyk and Swank now serve as officers and directors prior to the distribution of shares.

In Decenber 2000, the Company agreed to issue 10,000 shares of common stock to Al Korelin in exchange for consulting services rendered on behalf of the Company in connection with the Form S-1 Registration Statement. No certificates have as yet been issued. The shares of common stock issued were pursuant to an exemption to registration provided under Section 4(2), of the Securities Act of 1933. No cash was received.

On December 1, 1999, an Agreement and Plan of Reorganization, dated December 1, 1999, was entered between Monogram Pictures, Inc., the Company, and Borco Equipment Company. That Agreement was revised in May 2000, August 2000 and November 2000. The Agreement, as amended, provides that the Company will exchange 150,000 units (comprised of 150,000 shares of common stock, 150,000 Class A warrants and 150,000 Class B warrants) with the stockholders of Monogram Pictures, Inc. in return for obtaining control of the Company by Borco Equipment Company. None of the units have been distributed and will not be distributed until the distribution and subsequent registration for resale is undertaken as provided under federal securities laws. Once registered, the units will be distributed proportionately to the shareholders of Monogram Pictures Inc.

On September 26, 2000, Borco Equipment Company entered into an "Agreement and Plan of Merger" with the Company (Telmark Worldwide, Inc.), a Nevada Corporation, and the articles of merger were submitted to the States of Nevada and Pennsylvania. The plan of merger merging Borco into Telmark was effective upon filing of the Articles of Merger with the State of Pennsylvania, which was November 2, 2000. The then authorized capital of Borco Equipment Company consisted of 10,000 shares of common stock, $0.01 par value per share, of which 10,000 shares had been issued and outstanding. The authorized capital of the Company is 5,000,000 shares of $0.001 par value preferred stock, and 100,000,000 shares of $0.001 par value common stock, of which 1,000 shares were prior to the merger, issued and outstanding. The exchange ratio for the merger was 5,400,000 shares of Telmark common stock for 10,000 shares of Borco common stock, or 540:1. Subject to completion of the registration requirements set forth in the Agreement and Plan of reorganization, prior shareholders of Borco common stock would hold 5,400,000 shares of common stock of Telmark and Monogram Pictures, Inc. (a Nevada Corporation) shareholders would hold 150,000 units of common stock of Telmark.

Item 16. Exhibits.

Item 16. Exhibits.

-------------------------------------------------------------------------------- -----------
Item                                                                             Page Number
-------------------------------------------------------------------------------- -----------
Underwriting Agreement - Not Applicable
-------------------------------------------------------------------------------- -----------
Plan of acquisition, reorganization, arrangement, liquidation or succession          EX-2
-------------------------------------------------------------------------------- -----------
Articles of Incorporation and By-Laws                                                EX-3
-------------------------------------------------------------------------------- -----------
Instruments defining the rights of security holders, including indentures***
     Common Stock Certificate
     Class A Common Stock Warrant
     Class B Common Stock Warrant
-------------------------------------------------------------------------------- -----------
Opinion of Legality***
-------------------------------------------------------------------------------- -----------
Opinion re: Tax Matters***
-------------------------------------------------------------------------------- -----------
Voting Trust Agreement - Not Applicable
-------------------------------------------------------------------------------- -----------
Material Contracts - Not Applicable
-------------------------------------------------------------------------------- -----------
Statement re: computation of per share earnings - Not Applicable
-------------------------------------------------------------------------------- -----------
Statement re: computation of ratios - Not Applicable
-------------------------------------------------------------------------------- -----------
Annual  report to security  holders,  Form 10-Q or quarterly  report to security holders - Not Applicable
-------------------------------------------------------------------------------- -----------
Letter re: unaudited interim financial information***
-------------------------------------------------------------------------------- -----------
Letter re: change in certifying accountant - Not Applicable
-------------------------------------------------------------------------------- -----------
Subsidiaries of the Registrant - Not Applicable
-------------------------------------------------------------------------------- -----------
Consents of experts and counsel                                                      EX-23
-------------------------------------------------------------------------------- -----------
Power of attorney - Not Applicable
-------------------------------------------------------------------------------- -----------
Statement of eligibility of trustee - Not Applicable
-------------------------------------------------------------------------------- -----------
Invitation of Competitive bids - Not Applicable
-------------------------------------------------------------------------------- -----------
Financial Data Schedule - Not Applicable
-------------------------------------------------------------------------------- -----------
Additional Exhibits - Not Applicable
-------------------------------------------------------------------------------- -----------

*** To be filed via amendment

Item 17. Undertakings.

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES


 In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the City of Johnston, State of Pennsylvania, United States, on February , 2001.


TELMARK WORLDWIDE, INC.


/s/ John E. Bortoli
By John E. Bortoli, its President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Steven Swank, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or Blue Sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ JOHN E. BORTOLI        President, and Director   Date:  02/xx/01
John E. Bortoli

/s/ STEVEN SWANK           Secretary/Treasurer       Date:  02/xx/01
Steven Swank


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